Exhibit 99.1

PRESS RELEASE

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2018 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 6, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2018 first quarter ended December 31, 2017.
Revenues for the first quarter of fiscal 2018 were $90.2 million compared to revenues of $110.3 million for the first quarter of fiscal 2017. The Company reported a net loss for the first quarter of $5.7 million, or $0.49 per diluted share, compared to a net loss of $0.3 million, or $0.03 per diluted share, for the first quarter of fiscal 2017.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, "Our first quarter 2018 results reflect backlog challenges that carried over from fiscal 2017, both in terms of reduced volumes and poor price quality. The quarter was supported by emergency response work that we completed following Hurricane Harvey, utilizing resources across the U.S. and Canada to help customers restore damaged facilities. Customer sentiment in some of our end markets continues to show signs of improvement. Although smaller in size and scope, we are seeing an increase in the number of opportunities for facility upgrade projects. Planning around larger projects continues, but the timing remains uncertain."

New orders placed during the fourth quarter of fiscal 2018 totaled $100 million compared to $112 million in the fourth quarter of fiscal 2017 and compared to $91 million in the first quarter of fiscal 2017. The Company’s backlog as of December 31, 2017 was $260 million compared to $250 million as of September 30, 2017 and compared to $271 million at the end of last year’s first quarter.

OUTLOOK
As previously reported, Powell expects to report a net loss in fiscal 2018. However, the Company estimates its second half fiscal 2018 performance to show an improvement over the first half provided that new customer orders continue to improve as anticipated.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 7, 2018 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 14, 2018. To access the replay, dial 201-612-7415 using a passcode of 13676105#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2017	2016
(In thousands, except per share data)
	(Unaudited)

Revenues	$90,184	$110,341
Cost of goods sold	79,630	95,342
Gross profit	10,554	14,999

Selling, general and administrative expenses	16,215	15,698
Research and development expenses	1,658	1,469
Amortization of intangible assets	73	88
Operating loss	(7,392)	(2,256)

Other income	(507)	(507)
Interest expense	51	34
Interest income	(203)	(42)
Loss before income taxes	(6,733)	(1,741)

Income tax benefit	(1,071)	(1,441)

Net loss	$(5,662)	$(300)

Loss per share:
Basic	$(0.49)	$(0.03)
Diluted	$(0.49)	$(0.03)

Weighted average shares:
Basic	11,497	11,438
Diluted	11,497	11,438

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,235	$3,151
Capital Expenditures	$1,701	$928
Dividends Paid	$2,977	$2,966

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	September 30, 2017
(In thousands)	(Unaudited)

Assets:

Cash and cash equivalents and short-term investments	$72,688	$95,188

Restricted cash	19,402	15,104

Other current assets	147,157	139,779

Property, plant and equipment (net)	137,269	139,420

Restricted cash (non-current)	8,374	9,747

Long-term assets	20,763	15,748

Total assets	$405,653	$414,986

Liabilities and equity:

Current liabilities	$84,651	$85,579

Long-term debt, net of current maturities	1,200	1,600

Deferred and other long-term liabilities	6,828	6,511

Stockholders’ equity	312,974	321,296

Total liabilities and stockholders’ equity	$405,653	$414,986

SELECTED FINANCIAL DATA:

Working capital	$154,596	$164,492